Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268793 and No. 333-287920) and Form S-8 (No. 333-272499, No. 333-222935, and No. 333-219143) of Byline Bancorp, Inc. (the “Company”), of our report dated February 27, 2026, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Portland, Oregon

February 27, 2026